EXHIBIT 99

                                    News Release

FOR RELEASE JUNE 8, 1999 at 7:30 AM EDT
Contact:          Mark Alvino (investors)
                  mark@allencaron.com:  212-698-1360
                  Matt Clawson (investors)
                  matt@allencaron.com:  714-957-8440
                  Owen Daley (media)
                  owen@allencaron.com:  714-957-8440

                  DERMA SCIENCES AWARDED SOLE SOURCE SKIN CARE
                     SUPPLY CONTRACT BY BEVERLY ENTERPRISES

PRINCETON, NJ (June 8, 1999) . . . . Derma Sciences, Inc. (Nasdaq:DSCI), a
growing national supplier of skin care and wound care products, said today that it has been awarded a national sole source contract by Forth Smith, AR-based Beverly Enterprises (NYSE:BEV), the nation's largest provider of post-acute healthcare services. The contract, which will provide revenue in excess of $2 million per year, appoints Derma Sciences as the supplier for its skin care products, including Sunshine soaps body washes, shampoos, bath additives, and moisturizing lotions, as well as the Company's proprietary zinc-nutrient formulated Dermagran Ointment and Dermagran Moisturizing Spray.

     According to Derma Sciences Chairman and CEO Edward J. Quilty, "The Beverly Enterprises award is the largest in the Company's history and is the second multi-million dollar supply agreement signed by the Company this quarter. We appreciate the confidence that the management of Beverly has shown in our Company. Beverly Enterprises, with annual sales of $2.8 billion, has approximately 600 facilities nationally, comprised of skilled nursing and rehabilitation centers, assisted living facilities, outpatient therapy centers and home care/hospice agencies."

     Charles F. Caudell, the Company's Executive Vice President for Field Operations, stated, "The recent expansion of our direct sales force (now numbering 32) and our commitment to customer support and education has positioned us to procure and effectively service both regional and national accounts."

     The Company expects the first shipments under the new contract to commence during the quarter ending June 30, 1999.

     Derma Sciences, Inc. and Subsidiaries (The Company) is a full line provider of advanced wound and skin care products, The Company markets its products principally through independent distributors, servicing the long-term care, home healthcare and acute care markets in the United States and select international markets. For more information about Derma Sciences, Inc., visit its home page on the Internet at http:://www.dermasciences.com. For investor information, visit the Derma Sciences section of the Allen & Caron web site at www.allencaron.com.

     Statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this document or which are otherwise made by or on behalf of the

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Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission.